Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Cohbar, Inc. on Amendment No. 1 to Form S-4 [Registration No. 333-273101] of our report dated March 9, 2023 , with respect to our audits of the financial statements of Cohbar, Inc. as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy statement/Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

August 10, 2023